Exhibit 4.6

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [●].

Principal Amount: $[●]	Issue Date: [●]

Harvest Health & Recreation Inc.

9% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, pursuant to the terms and conditions of this 9% Convertible Promissory Note (this “Note”), Harvest Health & Recreation Inc., a British Columbia corporation (the “Issuer”), hereby promises to pay to the order of Bridging Finance Inc. (the “Holder”), or as otherwise directed by the Holder, on [●] or earlier as required pursuant to the Agreement, as defined below (as applicable, the “Maturity Date”), $[●] (the “Principal Amount”), and to pay interest on the outstanding Principal Amount at the rate of nine percent (9%) per annum (the “Interest Rate”), in each case to the extent that this Note and the entirety of the Principal Amount and any accrued interest hereunder (the “Indebtedness”) has not been converted into Shares (as defined below) on or prior to the Maturity Date. Interest shall commence accruing on the date hereof (the “Issue Date”), computed on the basis of a 365-day year and the actual number of days elapsed, and shall be payable as set forth herein.

This Note is entered into pursuant to a Note Purchase Agreement by and between the Issuer and the Holder dated as of December 31, 2019 (the “Agreement”) and is subject to the terms and conditions thereof. This Note will rank senior in right of payment to the Issuer’s capital stock. This Note is not a certificate of deposit or similar obligation of, and is not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity.

The following terms shall apply to this Note:

Section 1. Definitions. Defined terms used herein without definition have the meanings given them in the Agreement. In addition, for the purposes hereof, the following definitions shall apply:

(a) “Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and among (i) Buyer, (ii) Greenmart, (iii) F&L, (iv) MJAR Holdings Corp., a Delaware corporation, and (v) MJardin Group, Inc.

(b) “Buyer” means Harvest Cheyenne Holdings, LLC, a Nevada limited liability company.

(c) “Conversion Price” means a price equal to 116% of the daily volume weighted average trading price of Shares on the CSE for the twenty (20) trading days immediately prior to December 31, 2019.

(d) “Change of Control” means (i) any event as a result of or following which any person, or group of persons “acting jointly or in concert” within the meaning of applicable Canadian securities laws, beneficially owns or exercises control or direction over an aggregate of more than 50% of the then outstanding common shares of the Issuer; or (ii) the sale or other transfer of all or substantially all of the consolidated assets of the Issuer. A Change of Control will not include a sale, merger, reorganization or other similar transaction if the previous holders of the Common Shares hold at least 50% of the voting shares of such merged, reorganized, arranged, combined or other continuing entity (and in the case of a sale or other transfer of all or substantially all of the assets, in the entity which has acquired such assets) immediately following completion of such transaction; provided, however, that the Verano Transaction shall not constitute a “Change of Control” for the purposes of this Agreement.

(e) “Exchange” means the Canadian Securities Exchange, or such other Canadian stock exchange on which the Shares are listed and posted for trading.

(f) “F&L” means F&L Investments LLC , a Nevada limited liability company

(g) “Greenmart” means GreenMart of Nevada LLC, a Nevada limited liability company.

(h) “HDCPNV” means DCP of Nevada, LLC, a Nevada limited liability company.

(i) “Merger” means any transaction (whether by way of consolidation, amalgamation, arrangement, merger, transfer, sale or lease) whereby all or substantially all of the Issuer’s assets would become the property of any other Person, or, in the case of any such consolidation, amalgamation, arrangement or merger, of the continuing corporation or other entity resulting therefrom.

(j) “MJardin Group” means MJardin Group, Inc., an Ontario corporation.

(k) “Shares” means the publicly listed subordinate voting shares in the capital of the Issuer or the common shares of the continuing corporation or other resulting issuer formed as a result of a Merger.

(l) “Verano Transaction” means the proposed business combination pursuant to a business combination agreement dated April 22, 2019 among the Issuer, Verano Holdings, LLC, a Delaware limited liability company, 1204599 B.C. Ltd., and 1204899 B.C. Ltd

(m) “VWAP” means the daily volume weighted average trading price of the Shares for the applicable period (which must be calculated utilizing days in which the Shares actually trade) on the Exchange.

Section 2. Repayment of Principal. Subject to the terms and conditions hereof, the Principal Amount outstanding on this Note, together with any accrued and unpaid interest owing thereon, shall be repaid by the Issuer to the Holder on the Maturity Date. The Issuer shall satisfy its obligation to pay the Principal Amount outstanding on this Note, together with any accrued and unpaid interest owing thereon, on the Maturity Date, in cash.

Section 3. Interest; Late Fees; No Prepayment. Interest on this Note shall accrue daily and is payable semi-annually in arrears on June 30 and December 31 in each calendar year that this Note remains outstanding. In the event that any amount due hereunder is not paid as and when due, such amounts shall accrue interest at the rate of 2% per year until paid.

Section 4. Redemption.

(a) Optional.

(i) At any time and from time to time prior to one year from the Issue Date, the Issuer may redeem all or a part of the Note upon not less than 15 days’ nor more than 60 days’ notice, at a redemption price equal to 105% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, as of the applicable date of redemption. For greater certainty, the receipt of by the Holder of such notice of redemption shall not in any way limit the rights of the Holder to exercise any conversion rights it has pursuant to the terms of this Note.

(ii) At any time and from time to time on or after the one-year anniversary of the Issue Date, the Issuer may redeem all or a part of the Notes upon not less than 15 days’ nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) of 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, as of the applicable date of redemption.

In the event that a redemption notice contemplated in (i) or (ii) is provided and the intended redemption amount noted therein is not paid in full, in cash, on the noted dated of redemption, the Holder may, at its sole discretion, declare such notice of redemption to be null and void and the terms of this Note shall continue as if such notice of redemption had not been received.

(b) Termination of Acquisition. Upon a termination of the Acquisition Agreement pursuant to Section 6.03 thereof, the Issuer may redeem all or a part of the Note upon not less than 15 days’ nor more than 60 days’ notice, at a redemption price (expressed as percentages of principal amount) of 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, as of the applicable date of redemption.

(c) Redemption Offer on Change of Control: Upon the occurrence of a Change of Control, and subject to the provisions and conditions of this Section 4(c), the Issuer shall be obligated to offer to purchase all of the outstanding Notes on the following terms and conditions:

(i) Within 30 calendar days following the occurrence of a Change of Control, the Issuer shall deliver to the Holder, a notice stating that there has been a Change of Control and specifying the date on which such Change of Control occurred and the circumstances or events giving rise to such Change of Control (a “Change of Control Notice”).

(ii) Prior to the Change of Control Purchase Date (as defined below),the Holder shall, in its sole discretion, have the right to require the Issuer to repurchase its Note(s), in whole or in part, on the date that is 30 calendar days following the giving of the Change of Control Notice (“Change of Control Purchase Date”), at a price equal to 100% of the principal amount of the Note then outstanding plus accrued and unpaid interest thereon (the “Offer Price” with such offer to purchase referred to as the “Change of Control Offer”).

(iii) Notes for which the Holder has accepted the Change of Control Offer shall become due and payable at the Offer Price on the Change of Control Purchase Date, in the same manner and with the same effect as if it were the date of maturity specified in such Note.

(iv) For greater certainty, the Holder shall not be obligated to accept the Change of Control Offer.

Section 5. Conversion.

(a) Conversion by Holder. Upon and subject to the terms and conditions hereinafter set forth, the Holder shall have the right (the “Conversion Right”), but not the obligation, at any time, and from time to time, prior to the earlier of the close of business on the Maturity Date, to notify the Issuer that it wishes to convert, for no additional consideration, all of the Principal Amount of this Note (the “Converted Note Amount”) into that number of fully paid and non-assessable Shares that is equal to the Principal Amount of the Note divided by the Conversion Price. For greater certainty, if the Holder is electing to convert the Principal Amount, then the applicable amount of accrued and unpaid interest on such Principal Amount must be paid by the Issuer in cash up to, but excluding, the applicable date of conversion (the “Conversion Date”) in accordance with Section 2.

(b) Conversion by Issuer. Upon and subject to the terms and conditions hereinafter set forth, the Issuer shall have the right (the “Accelerated Conversion Right”), at any time prior to the Maturity Date, on not more than 60 days’ and not less than 30 days’ notice, to require the Holder to convert all but not less than all of the outstanding Principal Amount of the Note at the Conversion Price if, for any twenty (20) consecutive trading days commencing on such notice date (the “VWAP Days”), the VWAP of the Shares on the Exchange is greater than a 40% premium to the Conversion Price.

(c) Mechanics of Conversion by Holder. The Conversion Right may be exercised by the Holder by completing and signing the notice of conversion (the “Conversion Notice”) attached hereto as Exhibit A, and delivering the Conversion Notice and this Note to the Issuer. The Conversion Notice shall provide that the Conversion Right is being exercised, shall specify the Canadian dollar equivalent of the outstanding Principal Amount being converted, and shall set out the date (the “Issue Date”) on which Shares are to be issued to be paid upon the exercise of the Conversion Right (such date to be no earlier than five (5) Business Days and no later than ten (10) Business Days after the day on which the Conversion Notice is issued). The conversion shall be deemed to have been effected immediately prior to the close of business on the Issue Date and the Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. On the Issue Date, the required number of Shares shall be issued to the Holder. Within ten (10) Business Days after the Issue Date, provided a certificate or direct registration statement for the required number of Shares has been issued to the Holder and all accrued and outstanding interest in respect of this Note up to the Issue Date has been paid by the Issuer to the Holder, this Note shall be cancelled. Any interest that has accrued and not been paid shall accrue interest daily from the date such payment is due and payable until paid at a rate of 9% per annum. With the Conversion Notice, the Holder shall provide the Issuer with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Conversion Right pursuant to the Conversion Notice, up to the date of that Conversion Notice and a per diem amount thereon.

(d) Mechanics of Conversion by Issuer. The Accelerated Conversion Right may be exercised by the Issuer by delivering at least 30 days’ advance written notice (the “Accelerated Conversion Notice”) to the Holder. The Accelerated Conversion Notice shall provide that the Accelerated Conversion Right is being exercised, shall specify that all but not less than all of the Canadian dollar equivalent of the outstanding Principal Amount is being converted, shall specify the twenty (20) consecutive VWAP Days on which the VWAP of the Shares satisfied the premium obligation and shall set out the date (the “Accelerated Issue Date”) on which Shares are to be issued upon the exercise of the Accelerated Conversion Right (such date to be no earlier than 30 days and no later than 60 days after the day on which the Accelerated Conversion Notice is issued, unless otherwise mutually agreed by the Issuer and the Holder). The conversion shall be deemed to have been effected immediately prior to the close of business on the Accelerated Issue Date and the Common Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. Within ten (10) Business Days after the Accelerated Issue Date, provided a certificate or direct registration statement for the required number of Common Shares has been issued to the Holder, an upon payment of all accrued and outstanding interest due pursuant to this Note, this Note shall be cancelled. With the Accelerated Conversion Notice, the Issuer shall provide the Holder with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Accelerated Conversion Right pursuant to the Accelerated Conversion Notice, up to the date of that Accelerated Conversion Notice and a per diem amount thereon

(e) Adjustment of Conversion Price. The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(i) If and whenever at any time prior to the Maturity Date, the Issuer shall: (A) subdivide or re-divide the outstanding Shares into a greater number of Shares; (B) reduce, combine or consolidate the outstanding Shares into a smaller number of Shares; (C) issue Shares (or securities convertible into or exchangeable for Shares) to the holders of all or substantially all of the outstanding Shares by way of stock dividend other distribution; or make a distribution on its outstanding Shares payable in Shares or securities exchangeable for or convertible into Shares, the Conversion Price in effect on the effective date of such subdivision, re-division, reduction, combination or consolidation or on the record date for such issue of Shares (or securities convertible into or exchangeable for Shares) by way of a stock dividend or other distribution, as the case may be, shall, in the case of the events referred to in Sections 5(e)(i)(A) and (C)) above, be decreased in proportion to the increase in the number of outstanding Shares resulting from such subdivision, re-division or dividend (including, in the case where securities convertible into or exchangeable for Shares are issued, the number of Shares that would have been outstanding had such securities been converted into or exchanged for Shares on such effective or record date) or shall, in the case of the events referred to in Section 5(e)(i)(B) above, be increased in proportion to the decrease in the number of outstanding Shares resulting from such reduction, combination or consolidation on such effective or record date. Such adjustment shall be made successively whenever any event referred to in this Section 5(e) shall occur. Any such issue of Shares (or securities convertible into or exchangeable for Shares) by way of a stock dividend or other distribution shall be deemed to have been made on the record date for the stock dividend or other distribution for the purpose of calculating the number of outstanding Shares under Sections 5(e)(ii) and (iii); to the extent that any such securities are not converted into or exchanged for Shares prior to the expiration of the conversion or exchange right, the Conversion Price shall be readjusted effective as at the date of such expiration to the Conversion Price which would then be in effect based upon the number of Shares actually issued on the exercise of such conversion or exchange right.

(ii) If and whenever at any time prior to the Maturity Date, the Issuer shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Shares entitling them, for a period expiring not more than forty-five (45) days after such date of issue (such period from the record date to the date of expiry being referred to in this Section 5(e)(ii) as the “Rights Period”), to subscribe for or purchase Shares (or securities convertible into or exchangeable for Shares) (such subscription price per Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Shares in addition to any direct cost of Shares) being referred to in this Section 5(e)(ii) as the “Per Share Cost”), the Issuer shall give written notice to the Holder with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Holder shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Note into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Note. If the Holder elects to convert any or all of the Principal Amount of this Note, such conversion shall occur immediately prior to the record date for the issuance of such rights, options or warrants. If the Holder elects not to convert any of the Principal Amount of this Note, there shall continue to be an adjustment to the Conversion Price as a result of the issuance of such rights, options or warrants, in the manner hereinafter provided. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(A) the numerator of which is the aggregate of (I) the number of Shares outstanding as of the record date for the Rights Offering; and (II) the number determined by dividing the product of the Per Share Cost and (x) where the event giving rise to the application of this Section 5(e)(ii) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase additional Shares, the number of Shares so subscribed for or purchased during the Rights Period, or (y) (B)where the event giving rise to the application of this Section 5(e)(ii) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Shares, the number of Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price (as hereinafter defined) of the Shares as of the record date for the Rights Offering; and

(B) the denominator of which is (I) in the case described in subparagraph 5(e)(ii)(A)(II)(x), the number of Shares outstanding; or (II) in the case described in subparagraph 5(e)(ii)(A)(II)(y), the number of Shares that would be outstanding if all the Shares described in subparagraph 5(e)(ii)(A)(II)(y) had been issued as at the end of the Rights Period.

“Current Market Price” of the Shares at any date, means the volume weighted average trading price at which the Shares have traded on the Exchange or, if the Shares are not listed on any stock exchange, then on the over-the-counter market, for any 20 consecutive trading days selected by the Issuer commencing not later than 45 trading days and ending no later than five (5) trading days before such date; provided, however, if such Shares are not traded during such 45 day period for at least 20 consecutive trading days, the simple average of the following prices established for each of 20 consecutive trading days selected by the Issuer commencing not later than 45 trading days before such date:

(a) the average of the bid and ask prices for each day on which there was no trading, and

(b) the closing price of the Shares for each day that there was trading,

or in the event that at any date the Shares are not listed on the Exchange or on the over-the-counter market, the current market price shall be as determined by the directors of the Issuer or such firm of independent chartered accountants as may be selected by the directors of the Issuer, acting reasonably, and in good faith in their sole discretion for these purposes, the weighted average price for any period shall be determined by dividing the aggregate sale prices during such period by the total number of Shares sold during such period.

Any Shares owned by or held for the account of the Issuer or its Subsidiaries or affiliate (as defined in the Securities Act (Ontario)) of the Issuer will be deemed not to be outstanding for the purpose of any such computation under this Section 5(e)(ii).

If by the terms of the rights, options or warrants referred to in this Section 5(e)(ii), there is more than one purchase, conversion or exchange price per Share, the aggregate price of the total number of additional Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of

(a) the lowest purchase, conversion or exchange price per Share, as the case may be, if such price is applicable to all Shares which are subject to the rights, options or warrants, and

(b) the average purchase, conversion or exchange price per Share, as the case may be, if the applicable price is determined by reference to the number of Shares acquired.

To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 5(e)(ii) as a result of the fixing by the Issuer of a record date for the distribution of rights, options or warrants referred to in this Section 5(e)(ii), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Holder has exercised its Conversion Right, or the Issuer has exercised the Accelerated Conversion Right, in accordance herewith during the Rights Period, the Holder will, in addition to the Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to, and the Conversion Price in effect immediately following the end of such Rights Offering pursuant to this Section 5(e)(ii), is multiplied by the number of Shares received upon the exercise of the Conversion Right or Accelerated Conversion Right during such period, and the resulting product is divided by the Conversion Price as adjusted for such Rights Offering pursuant to this Section 5(e)(ii); provided that no fractional Shares will be issued. Such additional Shares will be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Shares will be delivered to the Holder within ten Business Days following the end of the Rights Period.

(iii) If and whenever at any time prior to the Maturity Date, the Issuer shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Shares of (A) shares of any class other than Shares (or other than securities convertible into or exchangeable for Shares), or (B) rights, options or warrants (other than rights, options or warrants referred to in Section 5(e)(ii)), or (C) evidences of its indebtedness, or (D) assets (other than dividends paid in the ordinary course) then, in each such case, the Issuer shall give written notice to the Holder with respect thereto, and the Holder shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Note into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Note. If the Holder elects to convert any or all of the Principal Amount of this Note, such conversion shall occur immediately prior to the record date for the making of such distribution. If the Holder elects not to convert any of the Principal Amount of this Note, there shall continue to be an adjustment to the Conversion Price as a result of the making of such distribution, (herein referred to as a “Special Distribution”) determined in the manner hereafter set out. In this Section 5(e)(iii) the term “dividends paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a) the numerator of which is:

(i) the product of the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date; less

(ii) the aggregate fair market value (as determined by action of the directors of the Issuer, acting reasonably) to the holders of the Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(b) the denominator of which is the number of Shares outstanding on such record date multiplied by the Current Market Price of the Shares on such record date.

Any Shares owned by or held for the account of the Issuer or its Subsidiaries or affiliate (as defined in the Securities Act (Ontario)) of the Issuer will be deemed not to be outstanding for the purpose of any such computation.

(iv) In the case of any reclassification of, or other change in, the outstanding Shares pursuant to a Merger, the Holder may elect, prior to the effective date of such Merger, to convert any or all of the Principal Amount of this Note into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Note. To exercise such right the Holder must provide a notice in writing to the Issuer no later than seven (7) days prior to the effective date of such Merger, failing which the Holder’s right to convert this Note as a consequence of such Merger shall cease. If the Holder elects to convert any or all of the Principal Amount of this Note, such conversion shall occur immediately prior to the effective date of such Merger. If the Holder elects not to convert any of the Principal Amount of this Note, the Conversion Price in effect after the effective date of such Merger shall be increased or decreased, as the case may be, in proportion to any decrease or increase in the number of outstanding Shares resulting from such Merger so that the Holder, upon exercising the Conversion Right or upon the Accelerated Conversion Right being exercised after the effective date of such Merger, will be entitled to receive the aggregate number of Shares or other securities, if any, which the Holder would have been entitled to receive as a result of such Merger if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which the Holder was theretofore entitled upon exercise of the Conversion Right or Accelerated Conversion Right. For greater certainty, in the event the Holder does not elect to convert the Principal Amount of this Note into Shares in connection with a Merger, the Holder shall be entitled at its discretion, to receive Shares or other listed securities of the acquirer in such Merger upon the conversion of this Note.

(v) In the case of any reclassification of, or other change in, the outstanding Shares (other than a change referred to in Section 5(e)(1), Section 5(e)(2), Section 5(e)(3) or 5(e)(4) hereof), the Conversion Price shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Issuer determines to be appropriate on a basis consistent with the intent of this Section 5(e); provided that if at any time a dispute arises with respect to adjustments provided for in this Article 4, such dispute will be conclusively determined by the auditors of the Issuer or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of directors of the Issuer, acting reasonably, and any such determination will be binding on the Issuer and the Holder. The Issuer will provide such auditors or accountants with access to all necessary records of the Issuer. If and whenever at any time after the date hereof there is a reclassification or redesignation of the Shares outstanding at any time or change of the Shares into other shares or into other securities (other than as set out in Section 5(e)(1), (2), (3) or (4)), or a consolidation, amalgamation or Merger of the Issuer with or into any other corporation or other entity (other than a consolidation, amalgamation or Merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares and other than as set forth in Section 5(e)(4)), or a transfer of the undertaking or assets of the Issuer as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Holder, upon the exercise of the Conversion Right or Accelerated Conversion Right, after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Shares to which the Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, if any, which the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which such Holder was theretofore entitled upon exercise of the Conversion Right or Accelerated Conversion Right. If determined appropriate by action of the directors of the Issuer, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 5(e) with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section 5(e) will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the Conversion Right or Accelerated Conversion Right. Any such adjustment must be made by and set forth in an amendment to this Note approved by action of the directors of the Issuer, acting reasonably, and will for all purposes be conclusively deemed to be an appropriate adjustment.

(vi) In any case in which this Section 5(e) shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Issuer may defer, until the occurrence of such event, issuing to the Holder before the occurrence of such event, the additional Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Issuer shall deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Shares declared in favour of holders of record of Shares on and after the Issue Date or such later date as the Holder would, but for the provisions of this Section 5(e)(vi), have become the holder of such additional Shares pursuant to Section 5(e)(ii).

(vii) The adjustments provided for in this Section 5(e) are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issuances or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 5(e)(vii) are not required to be made shall be carried forward and included in any subsequent adjustment

(f) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in whole in accordance with the terms hereof, the Holder shall be required to physically surrender this Note to the Issuer. The Issuer shall maintain records showing the amount of Indebtedness converted date of such conversion. In the event of any dispute or discrepancy, such records of the Issuer shall, prima facie, be controlling and determinative in the absence of manifest error. Any surrender of this Note to the Issuer shall be at the offices of the Issuer at the address as set forth in the Agreement and, if so required by the Issuer, this Note shall be accompanied by written instrument or instruments of transfer, in form satisfactory to the Issuer, duly executed by Holder or by his, her or its attorney duly authorized in writing.

(g) Transfer Taxes and Expenses. Subject to the provisions of the Agreement relating to withholding of taxes in respect of non-United States persons, the issuance of Shares on conversion of this Note shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Shares, provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Shares upon conversion in a name other than that of the Holder and the Issuer shall not be required to issue or deliver such Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid or is otherwise not due or payable by the Issuer.

(h) Status as Shareholder. Upon conversion in accordance with the terms of this Note, (i) this Note shall be deemed converted into Shares and (ii) the Holder’s rights as a Holder of this Note shall cease and terminate, excepting only the right to receive certificates or other evidence for such Shares as set out herein and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Issuer to comply with the terms of this Note.

(i) Resale Restrictions, Lending and Disclosure. By its acceptance hereof the Holder acknowledges that this Notes and the Shares issuable upon conversion hereof will be subject to certain resale restrictions under applicable securities laws, and the Holder agrees to comply with all such restrictions and laws. The Holder further acknowledges and agrees that all Share certificates will bear the legend substantially in the form set forth on the face page hereof as well as any legends required by the Exchange, provided that such legend shall not be required on Share certificates issued at any time following four months plus one day from the Closing Date. The Holder acknowledges that the Issuer will be required to provide to the applicable securities regulatory authorities the identity and other personal information of the Holder and its principals and the Holder hereby agrees thereto. Notwithstanding anything contained herein, in the event the Issuer exercises its Accelerated Conversion Right, the Issuer shall take any and all required actions to deliver unrestricted Shares to the Holder that do not contain any restrictions on the right to transfer/sell/trade such Shares.

(j) Exchange Rate. The Share price is listed in $CAD. Certain obligations in this Note and the Agreement refer to $USD. In order to convert between such currencies, the currency in which the amount is due or needs to be converted (the “Agreed Currency”) shall be equal to the amount that the Lender may, in accordance with its normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the business day in Toronto on the date that the conversion is required to be made in order to satisfy the subject obligation. By way of example, as it relates to the conversion rights of the Lender pursuant to this Note, the $USD obligations will need to be converted into $CAD in order to determine the number of conversion Shares to be issued. The conversion (to be determined on the date of issuance of such conversion Shares) shall be calculated by the Lender by determining the amount of $CAD that could be purchased with the aggregate $USD of the such obligations desired to be converted, using the Lender’s normal banking procedures.

Section 6. Transfers. No transfer of this Convertible Note shall be valid unless made in accordance with applicable laws, including Canadian Securities Laws. If the Holder intends to transfer this Convertible Note or any portion thereof, it shall deliver to the Issuer the transfer form attached to this Convertible Note as Exhibit B, duly executed by the Holder. Upon compliance with the foregoing conditions and the surrender by the Holder of this Convertible Note, the Issuer shall execute and deliver to the applicable transferee a new Convertible Note registered in the name of the transferee. Prior to registration of any transfer of this Convertible Note, the Holder and the applicable transferee shall be required to provide the Issuer with necessary information and documents, including certificates and statutory declarations, as may be required to be filed under applicable laws.

Section 7. Security. Issuer’s obligations under this Note are (a) secured pursuant to that certain Guaranty and Security Agreement, dated as of the date hereof (the “Guaranty and Security Agreement”), executed by Buyer, HDCPNV, and the Holder, and (b) guaranteed by Buyer and HDCPNV pursuant to the Guaranty and Security Agreement.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided hereunder shall be given in accordance with the provisions of the Agreement.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay principal, damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Issuer shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof reasonably satisfactory to the Issuer.

(d) Governing Law. This Note shall be governed, construed and enforced in accordance with the laws of the Province of British Columbia, without application of the conflicts of laws provisions thereof.

(e) Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. EACH OF THE COMPANY AND THE HOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, ABIDE BY THE FOREGOING WAIVER, (B) EACH OF THE COMPANY AND THE HOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE COMPANY AND THE HOLDER MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH OF THE COMPANY AND THE HOLDER HAS ENTERED INTO THIS NOTE FREELY AND FULLY UNDERSTANDS THE WAIVER IN THIS SECTION 8(e).

(f) Waiver. Any waiver by the Issuer or Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note or a waiver by any other Holders. The failure of the Issuer or Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Issuer or Holder must be in writing.

(g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Entire Agreement. This Note (including any recitals hereto) and the Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

(j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(k) Currency. All dollar amounts are in U.S. dollars.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the Issue Date.

ISSUER:

HARVEST HEALTH & RECREATION INC.

By:
Name:	Jason Vedadi
Title:	Executive Chairman

[signature page to Convertible Note]

EXHIBIT A - NOTICE OF CONVERSION

TO: HARVEST HEALTH & RECREATION INC. (the “Issuer”)

Pursuant to the 9% Convertible Promissory Note (the “Note”) of the Issuer issued to the undersigned on the [●], the undersigned hereby notifies you that $[●] of the principal amount outstanding under the Note shall be converted into Shares of the Issuer, all in accordance with the terms of the Note on [●], 20[●]. Capitalized terms not otherwise defined herein shall have the meaning given to such term in the Note.

The certificates representing the Shares to be issued shall be registered as follows

Name:

Address:

Date of Conversion:	________________________, 20___

Number of Shares to be Issued:	______________________________ Shares

Holder Name:

By:

Name:

Title:

Date:

EXHIBIT B - FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

(Name)

(Address)

(the “Transferee”), $_______________ principal amount of 9% Convertible Promissory Note of HARVEST HEALTH & RECREATION INC. issued on _____________________, 2019 registered in the name of the undersigned on the register of Notes and represented by the attached Note, and irrevocably appoints _________________________ as the attorney of the undersigned to transfer to the Transferee the said principal amount of the Note on the books or register of transfer, with full power of substitution.

DATED the ________ day of _____________________, __________.

[NAME]

By:
Name:
Title:

Note to Holder: In order to transfer the Note, this transfer form must be delivered to Harvest Health & Recreation Inc.